EXHIBIT 23.5
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July 10, 2001

Gentlemen:

I hereby consent to the use of my name in the registration of the securities of Raike Financial Group, Inc. (Tax ID. #58-2161804).

Sincerely,

/s/Caroline Wisniewski
Caroline Wisnieski